Exhibit 10.27

BUSINESS FINANCING AGREEMENT

This Business Financing Agreement (as from time to time amended, “Agreement”) is between GE Commercial Distribution Finance Corporation (“CDF”), with its chief executive office and principal place of business at 5595 Trillium Boulevard, Hoffman Estates, Illinois 60192 and fusionstorm, a Delaware corporation (“Dealer”).

1.	DEFINITIONS

1.1	Special Definitions. The following terms will have the following meanings in this Agreement:

“Accounts”: all accounts, leases, chattel paper, choses in action and instruments, including any lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Dealer.

“Accounts Receivable Facility”: a credit facility extended pursuant to this Agreement.

“Average Contract Balance”: the amount determined by dividing: (a) the sum of the Daily Contract Balances (as defined in Section 2.1.1) for a billing period; by, (b) the actual number of days in such billing period.

“Business Day”: means any day the Federal Reserve Bank of Chicago is open for the transaction of business.

“Default”: the events or occurrences enumerated in Section 6.

“Entity”: any individual, association, firm, corporation, partnership, limited liability company, trust, governmental body, agency or instrumentality whatsoever.

“Guarantor”: any guarantor, surety, issuer of a letter of credit or any person other than Dealer primarily or secondarily liable with respect to any Obligations.

“Inventory”: all of Dealer’s presently owned and hereafter acquired goods which are held for sale or lease.

“Inventory Financing Agreement”: any Inventory Financing Agreement or Agreement for Wholesale Financing, as amended from time to time, which Dealer has executed in conjunction with inventory financing extended by CDF.

“Libor Rate”: a rate of interest equal to the greater of: (a) the “One month Libor” rate published in the “Money Rates” column of The Wall Street Journal each day; and (b) one percent (1%) per annum. The LIBOR Rate will change and take effect for purposes of this Agreement on the day when the LIBOR Rate changes.

“Obligations”: all indebtedness and other obligations of any nature whatsoever of Dealer to CDF and/or to any person that at any time directly or indirectly controls, is controlled by, or is under common control with CDF (a “CDF Affiliate”), whether such indebtedness or other obligations arise under this Agreement or any other existing or future agreement between or among Dealer, CDF and/or a CDF Affiliate or otherwise, and whether for principal, interest, fees, expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing, future, direct, indirect, acquired, contractual, noncontractual, joint and/or several, fixed, contingent or otherwise.

“Other Agreements”: all security agreements (including the Inventory Financing Agreement), mortgages, leases,

instruments, assignments, documents, guarantees, schedules, certificates, contracts and similar agreements heretofore, now or hereafter executed by Dealer and delivered to CDF or delivered by or on behalf of Dealer to a third party and assigned to CDF by operation of law or otherwise.

“Junior Indebtedness” has the meaning ascribed to such term as set forth in that certain Intercreditor Agreement by and between CDF and TICC Capital Corp., a Maryland corporation formerly known as Technology Investment Capital Corp. of even date herewith, as amended, modified, restated or replaced from time to time.

2.	CREDIT FACILITY/INTEREST RATES/FEES

2.1	Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of THIRTY MILLION DOLLARS ($30,000,000.00). CDF’s decision to advance funds is discretionary, and will not be binding until the funds are actually advanced.

2.1.1	Interest. Dealer agrees to pay interest to CDF on the Daily Contract Balance at a rate equal to the Libor Rate plus four and seventy five one hundredths percent (4.75%) per annum. CDF will calculate such interest by multiplying the Daily Rate by the Daily Contract Balance (each as defined below). Such interest will accrue from the date that CDF authorizes any Electronic Transfer (as defined in Section 3.10 herein) or otherwise makes an advance under the Accounts Receivable Facility until CDF receives the full and final payment of the principal debt which Dealer owes to CDF, subject to the terms of Section 3.8 herein. The “Daily Rate” is the applicable annual rate provided herein divided by 360. The “Daily Contract Balance” is the amount of the outstanding principal debt which Dealer owes to CDF on the Accounts Receivable Facility at the end of each day (including the amount of all Electronic Transfers authorized) after CDF has credited the payments which it has received on the Accounts Receivable Facility, subject to the terms of Section 3.8 herein.

2.1.2	Fees. Dealer agrees to pay to CDF an advance fee equal to zero percent (0%) on each advance to Dealer under the Accounts Receivable Facility.

2.1.3	Maximum Interest. CDF intends to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein or in any other document, CDF shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest any amount in excess of the maximum amount allowed by applicable law. If CDF ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, CDF will apply such excess amount to the reduction of the unpaid principal balance which Dealer owes, and then will pay any remaining excess to Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealer and CDF shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and (c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

2.2	Payments. Any payment under this Agreement which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges.

63670 (12/08)

Approved by 4: 8/26/09 and 8/28/08

2.2.1	Billing Statement. CDF will transmit or otherwise send Dealer a monthly billing statement identifying all charges due on Dealer’s account with CDF. The charges specified on each billing statement will be: (a) due and payable in full immediately on receipt, and (b) an account stated, unless CDF receives Dealer’s written objection thereto within fifteen (15) days after it is transmitted or otherwise sent to Dealer. If CDF does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer’s account with CDF during the immediately preceding month, Dealer will (to the extent allowed by law) pay CDF a late fee equal to the greater of $5 or 5% of the amount of such charges (payment of such fee does not waive the default caused by the late payment). Dealer shall pay CDF its customary charge for any check or other item which is returned unpaid to CDF and for each ACH (as defined below) debit rejected by Dealer’s bank. CDF may adjust the billing statement at any time to conform to applicable law and this Agreement. Dealer waives the right to direct the application of any payments hereafter received by CDF on account of the Obligations. CDF will have the continuing exclusive right to apply and reapply any and all such payments in such manner as CDF may deem advisable notwithstanding any entry by CDF upon its books and records.

2.2.2	Fees. CDF may charge one or more fees in connection with the servicing and administration of Dealer’s account. From time to time, CDF may provide written notice to Dealer of new or changed fees (including those for Electronic Transfers), interest and/or other finance charges (including without limitation, increases or decreases in the periodic rate or amount of finance charges, the method of computing finance charges and when and how finance charges, and principal payments, are payable), policies, practices and other charges and/or credit terms (collectively, “Fees and Terms”) payable by, or applicable to, Dealer and relating to Dealer’s account generally, or in connection with specific services, or events, to be effective as of the notice date, or such other future effective date as CDF shall advise, with respect to existing Obligations owing by Dealer to CDF and/or Obligations incurred or arising after such notice or future effective date, as the case may be, all as CDF may elect by so indicating in such notice. Such notice may be delivered by mail, courier or electronically in a separate writing or website posting, or set forth in the billing statement. Dealer shall be deemed to have accepted such Fees and Terms by either: (i) making any request for financing after the effective date of such notice; or (ii) failing to notify CDF in writing of any objection to a billing statement or written notice advising of such Fees and Terms within fifteen (15) days after such notice has been sent to Dealer. If Dealer objects to any Fees and Terms, such Fees and Terms shall not be imposed, but CDF may charge or implement the last Fees and Terms to which Dealer has not objected, and may elect to terminate Dealer’s financing program.

2.3	One Loan. CDF may combine all of CDF’s advances to Dealer or on Dealer’s behalf, whether under this Agreement or any Other Agreements, and whether provided by one or more of CDF’s branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer.

3.	ACCOUNTS RECEIVABLE FACILITY - ADDITIONAL PROVISIONS

3.1	Schedules. Dealer will, no less than weekly or as otherwise agreed to, furnish CDF with a schedule of Accounts (“Schedule”) which will: (a) describe all Accounts created or acquired by Dealer since the last Schedule furnished CDF; (b) inform CDF of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor; and (c) inform CDF of any adverse information relating to the financial condition of any obligor.

3.2	Available Credit. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable, up to the lesser of (a) eighty percent (80%) of the net amount of the eligible Accounts listed in such Schedule, and (b) Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (such lesser amount being referred to as the “Available Credit”). If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess. No loans need be made by CDF if Dealer is in Default.

3.3	Ineligible Accounts. CDF will have the sole right to determine eligibility of Accounts and, without limiting CDF’s discretion in that regard, the following Accounts will be deemed ineligible: (a) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than thirty (30) days from the date of sale; (b) Accounts unpaid more than ninety (90) days from date of invoice; (c) all Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Accounts are unpaid for more than ninety (90) days from the date of invoice; (d) Accounts for which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of, or is related to Dealer or has common shareholders, officers, directors, owners, partners or members with Dealer; (e) consignment sales; (f) Accounts for which the payment is or may be conditional; (g) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada;. (h) Accounts with respect to which any warranty or representation provided in Subsection 3.4 or Subsection 5.1(b), (f), or (i) is not true and correct; (i) Accounts which represent goods or services purchased for a personal, family or household purpose; (j) Accounts which represent goods used for demonstration purposes or loaned by the Dealer to another party; (k) Accounts which are progress payment, barter, or contra accounts; (1) Accounts in which CDF does not have a perfected, first security interest therein; and (m) any and all other Accounts which CDF deems in its commercially reasonable judgment to be ineligible. If CDF determines that any Account is or becomes an ineligible Account, immediately upon notice thereof from CDF, Dealer will pay to CDF an amount equal to the monies loaned by CDF for such ineligible Account.

3.4	Warranties and Representations. For each Account which Dealer lists on any Schedule, Dealer warrants and represents to CDF that at all times: (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the obligor; (e) the amounts shown on the Schedules, Dealer’s books and records and all invoices and statements delivered to CDF with respect thereto are owing to Dealer and are not contingent; (f) no payments have been or will be made thereon except payments turned over to CDF; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and Dealer has not made any agreement with any obligor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Dealer in the ordinary course of its business for prompt payment which have been disclosed to CDF; (h) there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Schedules, Dealer’s books and records and the invoices and statements delivered to CDF with respect thereto; (i) all persons acting on behalf of obligors thereon have the authority to bind the obligor; (j) the goods sold or transferred giving rise thereto were not, immediately prior to such sale or transfer, subject to any lien, claim, encumbrance or security interest which is superior to that of CDF; and (k) there has been no material adverse change in the obligor’s financial condition since the creation of the Account, and there are no proceedings or actions known to Dealer which are threatened or pending against any obligor thereon which might result in any material adverse change in such obligor’s financial condition.

3.5	Notes. Loans made pursuant to this Agreement need not be evidenced by promissory notes unless otherwise required by CDF in CDF’s sole discretion.

63670 (12/08)

Approved by 4: 8/26/09 and 8/28/08

3.6	Certain Charges. Dealer will: (a) reimburse CDF for all charges made by banks, including charges for collection of checks and other items of payment, and (b) pay CDF’s fees for transfers of funds to or from the Dealer. CDF may, from time to time, announce its fees for transfers of funds to or from the Dealer, including the issuance of Electronic Transfers.

3.7	Collections. Unless otherwise directed by CDF, to expedite collection of Accounts for the benefit of CDF, Dealer shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes under the sole control of CDF. The lock-box, and all accounts into which the proceeds of any such lock-box(es) are deposited, shall be established at banks selected by the Dealer and satisfactory to CDF in its sole discretion. Dealer shall issue to any such banks an irrevocable letter of instruction, in form and substance acceptable to CDF, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as CDF shall direct, for application against the outstanding balance of the Obligations. All funds deposited in the lock-box or any such account immediately shall become the property of CDF, and any disbursements of the proceeds in the lock-box or any such account will only be made to CDF. Dealer shall obtain the agreement of such banks to waive any setoff rights against the funds so deposited and otherwise establish CDF’s control thereof as secured party under the Uniform Commercial Code. CDF assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks accept thereunder. All remittances which Dealer receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be: (i) kept separate and apart from Dealer’s own funds so that they are capable of identification as CDF’s property; (ii) held by Dealer as trustee of an express trust for CDF’s benefit; and (iii) shall be immediately deposited in such accounts designated by CDF. All proceeds received or collected by CDF with respect to Accounts, and reserves and other property of Dealer in possession of CDF at any time or times hereafter, may be held by CDF without interest to Dealer until all Obligations are paid in full or applied by CDF on account of the Obligations. CDF may release to Dealer such portions of such reserves and proceeds as CDF may determine. Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys’ fees, to Dealer. CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.

3.8	Collection Days. All payments and all amounts received on any Account will be credited by CDF to Dealer’s account (subject to final collection thereof) after allowing three (3) Business Days for collection of checks or other instruments. CDF will recognize and credit any payments made by check, ACH, federal wire, or other means, according to its payment recognition policies from time to time in effect, or as otherwise agreed. Information regarding CDF payment recognition policies is available from Dealer’s CDF representative, the CDF website, or will be communicated pursuant to Section 2.2.2 above.

3.9	Power of Attorney. Dealer authorizes CDF (whether or not Default has occurred) to: (a) file financing statements describing CDF as “Secured Party,” Dealer as “Debtor” and indicating the Collateral; (b) authenticate, execute or endorse the name of Dealer upon any of the items of payment or proceeds and deposit the same in the account of CDF for application to the Obligations; (c) sign the name of Dealer to verify the accuracy of the Accounts; (d) sign the name of Dealer on any document or instrument that CDF shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and the Other Agreements; (e) supply any omitted information and correct errors in any documents between CDF and Dealer; and (f) initiate and resolve any insurance claim and endorse Dealer’s name on any check, instrument or other item of payment. In the event of a Default, Dealer authorizes CDF to: (i) demand payment, enforce payment and otherwise exercise all of Dealer’s rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts; (iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as CDF may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Dealer’s name on any Proof of Claim in Bankruptcy or similar document against any obligor; (vii) authenticate, execute or endorse the name of Dealer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; and (viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the Postal Authorities to change the address for delivery of mail addressed to Dealer to such address as CDF may designate. This power of attorney and the other powers of attorney granted herein are irrevocable and coupled with an interest.

3.10	Continuing Requirements. Advances hereunder will be made by CDF, at Dealer’s direction, by paper check, electronic transfer by Automated Clearing House (“ACH”) Fed Wire Funds Transfer (“Fed Wire”) or such other electronic means as CDF may announce from time to time (payments to or from Dealer by ACH, Fed Wire and such other electronic transfer are collectively referred to as “Electronic Transfers”). If Dealer does not request advances be made in a specific method of transfer, CDF may determine from time to time in its sole discretion what method of transfer to use. Dealer will: (a) if from time to time required by CDF, immediately upon their creation, deliver to CDF copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any extension, compromise or settlement or make any change to any Account; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by CDF to CDF’s account; (d) immediately notify CDF in writing which Accounts may be deemed ineligible as defined in Subsection 3.3; (e) mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to CDF’s security interest and immediately thereafter deliver such chattel paper and instruments to CDF with appropriate endorsements and assignments to CDF; (f) within ten (10) days after the end of each month, provide CDF with a detailed aging of its Accounts for each month, together with the names and addresses of all obligors.

3.11	Release. Dealer releases CDF from all claims and causes of action which Dealer may now or hereafter have for any loss or damage to it claimed to be caused by or arising from: (a) any failure of CDF to protect, enforce or collect, in whole or in part, any Account; (b) CDF’s notification to any obligors thereon of CDF’s security interest in any of the Accounts; (c) CDF’s directing any obligor to pay any sum owing to Dealer directly to CDF; and (d) any other act or omission to act on the part of CDF, its officers, agents or employees, except for willful misconduct. CDF will have no obligation to preserve rights to Accounts against prior parties. Dealer waives all rights of setoff Dealer may have against CDF.

3.12	Reviews. Dealer agrees to pay CDF a review fee of ZERO DOLLARS ($0) for any review, inspection or examination made by CDF of the Collateral or Dealer’s books and records. CDF may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone, or other means, in the name of Dealer or CDF.

3.13	Payment of Obligations. CDF shall have the right to make advances under the Accounts Receivable Facility at any time and from time to time to cause timely repayment of any of the Obligations, including any Obligations under any Inventory Financing Agreement, and may directly pay and apply the proceeds of such advances to such repayment.

4.	SECURITY - COLLATERAL

4.1	Security Interest. Dealer hereby grants to CDF a security interest in all of the Collateral as security for all Obligations. “Collateral” means all personal property of Dealer, whether such property or Dealer’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including without limitation, all Accounts, Inventory, Equipment, Fixtures, other Goods, General Intangibles (including without limitation, Payment Intangibles), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Deposit Accounts, Investment Property and Documents and all Products and Proceeds of

63670 (12/08)

Approved by 4: 8/26/09 and 8/28/08

the foregoing. Without limiting the foregoing, the Collateral includes Dealer’s right to all Vendor Credits (as defined below). Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing property, and all computers, disks, tapes, media and other devices in which such records are stored. For purposes of this Section 4 only, capitalized terms used in this Section 4, which are not otherwise defined in this Section 4, shall have the meanings given to them in Article 9 of the Illinois Uniform Commercial Code. “Vendor Credits” means all of Dealer’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Dealer from a supplier of Inventory (“Vendor”).

5.	WARRANTIES, REPRESENTATIONS AND COVENANTS

5.1	Warranties and Representations. Dealer represents and warrants that at the time of execution of this Agreement and at the time of each advance hereunder, except as disclosed on the Disclosure Schedule attached hereto: (a) Dealer is in good standing, is qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires, does not conduct business under any trade styles or trade names except as disclosed by the Dealer to CDF in writing and has all the necessary authority to enter into and perform this Agreement and Dealer will not violate its organizational documents, or any law, regulation or agreement binding upon it, by entering into or performing its obligations under this Agreement; (b) Dealer keeps its records respecting Accounts and chattel paper at its chief executive office identified below, and the only locations at which Collateral is located have been or will be disclosed by the Dealer to CDF in writing prior to the execution of this Agreement (together with additional locations of Dealer in the United States with respect to which Dealer gives CDF at least thirty (30) days prior written notice, “Permitted Locations”); (c) this Agreement correctly sets forth Dealer’s true legal name, the type of its organization (if not an individual), the state in which Dealer is incorporated or otherwise organized, and Dealer’s organizational identification number, if any; (d) all information supplied by Dealer to CDF, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true, correct and complete; (e) all advances and other transactions hereunder are for business purposes and not for personal, family, household or any other consumer purposes; (f) Dealer has good title to all Collateral; (g) there are no actions or proceedings pending or threatened against Dealer which might result in any material adverse change in Dealer’s financial or business condition; (h) when requested by CDF, Dealer will provide CDF with a copy of Dealer’s organizational documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, or such other documents verifying Dealer’s true and correct legal name as CDF may request from time to time; and (i) CDF’s security interest in the Accounts will at all times constitute a perfected, first security interest in such Accounts and will not become subordinate to the security interest or claim of any Entity.

5.2	Covenants.

5.2.1	Affirmative Covenants. Until sold as permitted by this Agreement, Dealer shall own all Collateral financed by CDF including without limitation, all Accounts, free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”), other than Liens in favor of CDF and subordinate Liens in favor of other persons with respect to which CDF shall have first consented in writing. Dealer will: (i) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (ii) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement; (iii) permit CDF and its designees, without notice, to inspect the Collateral during normal business hours and at any other time CDF deems desirable (and Dealer hereby grants CDF and its designees an irrevocable license to enter Dealer’s business locations during normal business hours without notice to Dealer to account for and inspect all Collateral and to examine and copy Dealer’s books and records related to the Collateral); (iv) keep complete and accurate records of its business, including Inventory, Accounts and sales, and permit CDF and its designees to inspect and copy such records upon request; (v) furnish CDF with such additional information regarding the Collateral and Dealer’s business and financial condition as CDF may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth below); (vi) immediately notify CDF of any material adverse change in Dealer’s prospects, business, operations or condition (financial or otherwise) or in any Collateral; (vii) execute (or cause any third party in possession of Collateral to execute) all documents CDF requests to perfect and maintain CDF’s security interest in the Collateral; (viii) deliver to CDF immediately upon each request by CDF (and CDF may retain) each certificate of title or statement of origin issued for Collateral financed by CDF; (ix) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (x) notify CDF of the commencement of any material legal proceedings against Dealer or any Guarantor comply with all laws, rules and regulations applicable to Dealer, including without limitation, the USA PATRIOT ACT and all laws, rules and regulations relating to import or export controls or anti-money laundering; and (xii) maintain a system of accounting in accordance with generally accepted accounting principles and account records which contain such information in a format as may be requested by CDF.

5.2.2	Negative Covenants. Dealer will not without CDF’s prior written consent: (i) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for sales of Inventory or obsolete or unnecessary equipment in the ordinary course of Dealer’s business; (ii) sell or otherwise transfer Inventory to a Dealer Affiliate (as defined below); provided, however, that Dealer may sell Inventory to Jeskell Incorporated, so long as the book value of such Inventory that has not been paid for by Jeskell Incorporated does not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000.00); (iii) engage in any other material transaction not in the ordinary course of Dealer’s business; (iv) change its business in any material manner or its structure or be a party to a merger or consolidation or change its registration to a registered organization other than as specified above; (v) change its name or conduct business under a trade style or trade name other than those disclosed by the Dealer to CDF in writing without giving CDF at least thirty (30) days’ prior written notice thereof; (vi) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper; (vii) change the state in which it is incorporated or otherwise organized (except upon thirty (30) days’ prior written notice to CDF); (viii) finance on a secured basis with any Vendor or any third party the acquisition of Inventory of the same brand as any inventory financed or to be financed by CDF; or (ix) store Collateral financed by CDF with any third party; (x) merge or consolidate with another Entity (“Merger”), acquire substantially all of the assets or ownership interest of any other Entity (“Acquisition”) or redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Dealer’s capital stock (“Capital Stock Transaction”); provided, however, that Dealer may do a Merger, Acquisition or Capital Stock Transaction without CDF’s prior written consent, so long as (I) the purchase price, including seller notes that are not subordinated to CDF in a manner satisfactory to CDF in its sole discretion, assumed indebtedness for borrowed money or similar items, but excluding any deferred purchase price or eam-outs, and excluding all expenses incurred in connection with all such Mergers and Acquisitions not to exceed Five Hundred Thousand Dollars ($500,000.00), and (II) the gross amount of all such Capital Stock Transactions,

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does not exceed Three Million Five Hundred Thousand Dollars $3,500,000.00 in the aggregate in any rolling twelve month period ending on the date of the consummation of any such Merger, Acquisition or Capital Stock Transaction, and so long as (a) as of the date of the consummation of such Merger, Acquisition or Capital Stock Transaction no Default shall exist or will exist with the giving of notice, the passage of time, or both; (b) immediately following any such Merger, Acquisition or Capital Stock Event, Dealer’s Available Credit minus Dealer’s outstanding loans under its Accounts Receivable Facility will be at least Three Million Five Hundred Thousand Dollars ($3,500,000.00); (c) with respect to any Merger or Acquisition, Dealer is the surviving party: and (d) at least 10 Business Days prior to any proposed Merger, Acquisition or Capital Stock Transaction, Dealer provides to CDF (i) a summary terms sheet of such Merger, Acquisition or Capital Stock Transaction, describing such Merger, Acquisition or Capital Stock Transaction in form and manner satisfactory to CDF; and (ii) a certificate that on a pro forma basis following such Merger, Acquisition or Capital Stock Transaction reflects that Dealer shall be in compliance with all terms and provisions of this Agreement, including, but not limited to, all financial covenants contained in this Agreement; (xi) enter into any transaction not in the ordinary course of business; (xii) guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Entity, except (A) by endorsement of instruments or items of payment for deposit to the general account of Dealer or which are transmitted or turned over to CDF on account of the Obligations and (B) Dealer’s indemnity obligations set forth in any equipment or office lease for which Dealer is the lessee ; (xiii) make any change in Dealer’s capital structure or in any of its business objectives or operations which might in any way adversely affect the ability of Dealer to repay the Obligations; (xiv) make any distribution of Dealer’s assets not in the ordinary course of business; (xv)) incur any debts outside of the ordinary course of business except renewals or extensions of existing debts and interest thereon; (xvi) make any loans, advances, contributions or payments of money or in goods to any Dealer Affiliate or to any officer, director, stockholder, member or partner of Dealer or of any such Dealer Affiliate (except for compensation for personal services actually rendered); or (xv) other than (I) if and to the extent provided in the subordination agreement with respect thereto between CDF and the holder of the Junior Indebtedness, scheduled payments of principal on the Junior Indebtedness, and (II) if and to the extent provided in the subordination agreement with respect thereto between CDF and the holder of the Junior Indebtedness, excess cash flow payments made in accordance with Section 3.1(c) of the Note and Warrant Purchase Agreement dated as of October 2, 2006 between Dealer and TICC Capital Corp., as amended and in effect on the date hereof, prepay any principal on the Junior Indebtedness unless (a) as of the date of such prepayment no Default shall exist or will exist with the giving of notice, the passage of time, or both, and (b) immediately following any such prepayment, Dealer’s Available Credit minus Dealer’s outstanding loans under its Accounts Receivable Facility will be at least Three Million Five Hundred Thousand Dollars ($3,500,000.00). For purposes of this Agreement, a “Dealer Affiliate” means any person that: (i) directly or indirectly controls, is controlled by or is under common control with Dealer, (ii) directly or indirectly owns 5% or more of Dealer, (iii) is a director, partner, manager, or officer of Dealer or an affiliate of Dealer, or (iv) any natural person related to Dealer or an affiliate of Dealer.

5.3	Financial Statements. Unless waived by CDF, Dealer will deliver to CDF, in a form satisfactory to CDF: (a) Dealer’s year-end balance sheet and annual profit and loss statement for each of its fiscal years, within twenty (20) days after the same are prepared but in no event later than one hundred and twenty (120) days after the end of each fiscal year; (b) within forty-five (45) days after the end of each of Dealer’s fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealer’s operations for such quarter; and (c) within ten (10) days after CDF’s request, any other information relating to the Collateral or the financial condition of Dealer or any Guarantor. Dealer represents that all financial statements and information which have been or may hereafter be delivered by Dealer or any Guarantor to CDF are and will be correct and prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial or business condition of Dealer or any Guarantor since the submission to CDF of such financial statements, and Dealer acknowledges CDF’s reliance thereon.

5.4	Insurance.

5.4.1	Insurance Requirements. All risk of loss, damage to or destruction of Collateral shall at all times be on Dealer. Dealer shall keep tangible Collateral insured for full value against all insurable risks under policies delivered to CDF and issued by insurers satisfactory to CDF, naming CDF as a lender loss-payee and containing standard lender’s loss payable and termination provisions, and at CDF’s request under long-form mortgage endorsements as its interest may appear subject to cancellation or change only (i) upon ten (10) days written notice to CDF for non-payment of premium or (ii) upon thirty (30) days written notice to CDF for all other reasons. Dealer has provided CDF with written evidence of such property insurance coverage in effect as of the date of this Agreement (which coverage is acceptable to CDF) and will provide CDF with lender’s loss-payee endorsement. CDF is authorized, but not required, to act as attorney-in-fact for Dealer in adjusting and settling any insurance claims under any such policy and in endorsing checks or drafts drawn by insurers. Dealer shall promptly remit to CDF in the form received, with all necessary endorsements, all proceeds of such insurance which Dealer may receive. CDF, at its election, shall either apply any proceeds of insurance it may receive toward payment of the Obligations or pay such proceeds to Dealer.

5.4.2	Insurance Statutory Notice. The following notice is given pursuant to Section 180/15 of the Collateral Protection Act set forth in Chapter 815 Section 180/1 of the Illinois Compiled Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of this Agreement: UNLESS DEALER PROVIDES EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY DEALER’S AGREEMENT WITH CDF, CDF MAY PURCHASE INSURANCE AT DEALER’S EXPENSE TO PROTECT CDF’S INTEREST IN DEALER’S COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT DEALER’S INTEREST. THE COVERAGE THAT CDF PURCHASES MAY NOT PAY ANY CLAIM THAT DEALER MAKES OR ANY CLAIM THAT IS MADE AGAINST DEALER IN CONNECTION WITH THE COLLATERAL. DEALER MAY LATER CANCEL ANY INSURANCE PURCHASE BY CDF, BUT ONLY AFTER PROVIDING CDF EVIDENCE THAT DEALER HAS OBTAINED INSURANCE AS REQUIRED UNDER THIS AGREEMENT. IF CDF PURCHASES INSURANCE FOR THE COLLATERAL, DEALER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHANGES CDF MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO DEALER’S TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COSTS OF INSURANCE DEALER MAY BE ABLE TO OBTAIN ON ITS OWN.

6.	DEFAULT

6.1	Definition. The occurrence of one or more of the following events shall constitute a default by Dealer (a “Default”): (a) Dealer shall fail to pay any Obligations when due or any remittance for any Obligations is dishonored when first presented for payment; (b) any representation made to CDF by Dealer shall not be true when made or if Dealer shall breach any covenant, warranty or agreement to or with CDF and, if

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such breach can be cured, Dealer fails to cure such breach within ten (10) Business Days after receiving written notice of breach, it being understood that no such cure period will be available for a breach of Dealer’s financial covenants, a breach under Section 6.1(a) or any other subsection of this Section 6.1 for which no express cure period is provided; (c) Dealer (including, if Dealer is a partnership or limited liability company, any partner or member of Dealer) shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern; (d) any letter of credit or other form of collateral provided by Dealer to CDF with respect to any Obligations or Collateral shall terminate or not be renewed at least sixty (60) days prior to its stated expiration or maturity; (e) Dealer abandons any Collateral; (f)) Dealer shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property (an “Automatic Default”); (g) an attachment, sale or seizure shall be issued or shall be executed against any assets of Dealer; (h) Dealer shall lose, or shall be in default of, any franchise, license or right to deal in any Collateral which CDF finances, and such breach is not cured within ten (10) Business Days after such loss or default; (i) Dealer or any third party shall file any correction or termination statement with respect to any Uniform Commercial Code (the “UCC”) filing made by CDF in connection herewith that is not revoked or terminated within ten (10) Business Days after Dealer is given written notice of such filing; (j) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Dealer (including, if Dealer is a partnership or limited liability company, any partner or member of Dealer) or with respect to the Collateral; (k) Dealer fails to pay any debt in excess of $250,000.00, after expiration of any applicable cure period, or Dealer is or becomes in default under any loan agreement, after expiration of any applicable cure period; or (1) CDF, based on a good faith belief, deems itself insecure because the prospect of payment of an Obligation is materially impaired.

6.2	Rights and Remedies Upon Default. Upon the occurrence of a Default, CDF shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. CDF may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand. Dealer waives notice of intent to accelerate, and of acceleration of any Obligations. CDF may enter any premises of Dealer, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If CDF requests, Dealer shall cease disposition of and shall assemble the Collateral and make it available to CDF, at Dealer’s expense, at a convenient place or places designated by CDF. CDF may take possession of the Collateral or any part thereof on Dealer’s premises and cause it to remain there at Dealer’s expense, pending sale or other disposition. CDF may, without notice to Dealer and at any time or times enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Dealer or CDF; open Dealer’s mail and overnight delivery packages, and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts. CDF may at its sole election and without demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to CDF therefor, do one or more of the following: (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as CDF may deem convenient; (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement of CDF’s security interest in the Collateral or until CDF’s removal of the Collateral and, (iii) remain on such premises and use the same, together with Dealer’s materials, supplies, books and records, including without limitation Dealer’s computer system and electronic records, for the purpose of performing all acts necessary and incidental to the collection or liquidation of such Collateral. Dealer agrees that the sale of Inventory by CDF to a person who is liable to CDF under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to UCC §9-618 or any similar provision of any other applicable law, and Dealer waives any provision of such laws to that effect. Dealer agrees that the repurchase of Inventory by a Vendor pursuant to a repurchase agreement with CDF shall be a commercially reasonable method of disposition. Dealer shall be liable to CDF for any deficiency resulting from CDF’s disposition, including without limitation a repurchase by a Vendor, regardless of any subsequent disposition thereof. Dealer is not a beneficiary of, and has no right to require CDF to enforce, any repurchase agreement. Any notice of a disposition shall be deemed reasonably and properly given if given to Dealer at least ten (10) days before such disposition. If Dealer fails to perform any of its obligations under this Agreement, CDF may perform the same in any form or manner CDF in its discretion deems necessary or desirable, and all monies paid by CDF in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of CDF’s rights and remedies shall be cumulative. At CDF’s request, or without request in the event of an Automatic Default, Dealer shall pay all Vendor Credits to CDF as soon as the same are received for application to the Obligations. Dealer authorizes CDF to collect such amounts directly from Vendors and, upon request of CDF, shall instruct Vendors to pay CDF directly. Dealer irrevocably waives any requirement that CDF retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment or appeal thereof. CDF’s election to extend or not extend credit to Dealer is solely at CDF’s discretion and does not depend on the absence or existence of a Default. If a Default is in effect, and without regard to whether CDF has accelerated any Obligations, CDF may, without notice, apply a default finance charge to Dealer’s outstanding principal indebtedness equal to the default rate specified in Dealer’s financing program with CDF, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law (“Default Rate”).

7.	MISCELLANEOUS

7.1	Termination. Unless sooner terminated as provided in this Agreement or by at least ninety (90) days prior written notice from either party to the other, the term of this Agreement shall be for one (1) year from the date hereof and from year to year thereafter; provided, however that CDF may terminate this Agreement immediately by notice to Dealer if Dealer objects to any terms of any billing statement or written notice advising of Fees and Terms. Upon any termination of this Agreement, all Obligations shall become immediately due and payable without notice or demand. Upon any termination, Dealer shall remain fully liable to CDF for all Obligations, including without limitation all fees, expenses and charges, arising prior to or after termination, and all of CDF’s rights and remedies and its security interest shall continue until all Obligations to CDF are paid and all Obligations of Dealer are performed in full. All waivers and indemnifications in CDF’s favor, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.

7.2	Collection and Other Costs. Checks and other instruments delivered to CDF on account of the Obligations will constitute conditional payment until such items are actually paid to CDF. Dealer shall pay to CDF on demand all reasonable attorneys’ fees and legal expenses and other costs and expenses incurred by CDF in connection with establishing, perfecting, maintaining perfection of, protecting and enforcing it Lien on the Collateral and collecting any Obligations, or in connection with any modification of this Agreement, any Default or in connection with any action or proceeding under any bankruptcy or insolvency laws or incurred pursuant to an arbitration proceeding involving the Dealer, any Guarantor or any Collateral. All fees, expenses, costs and other amounts described in this Section shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

7.3	Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary or punitive damages so that the aggrieved party’s remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that CDF may seek equitable relief in connection with any judicial repossession of, or temporary restraining order with respect to, the Collateral.

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7.4	Reimbursement. Dealer will assume and reimburse CDF upon demand for all expenses incurred by CDF in connection with the preparation of this Agreement and the Other Agreements (including fees and costs of outside counsel) and all filing and recording fees and taxes payable in connection with the filing or recording of all documents under this Agreement and the Other Agreements.

7.5	Miscellaneous. Time is of the essence regarding each party’s performance of its obligations to the other. Dealer’s liability to CDF is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. Dealer waives all notices of default and non-payment at maturity of any or all of the Accounts. CDF may refrain from or postpone enforcement of this Agreement or any other agreements between CDF and Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by CDF of a Default shall only be effective if in writing signed by CDF and transmitted to Dealer. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay any taxes, fees or other obligations which may impair CDF’s interest in the Collateral, or fails to keep any Collateral insured, CDF may, but shall not be required to, pay such amounts. Such paid amounts will be: (a) additional Obligations which Dealer owes to CDF, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. This Agreement may be validly executed in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement. No modification of this Agreement shall bind CDF unless in a writing signed by CDF and transmitted to Dealer. Among other symbols, CDF hereby adopts “GE Commercial Distribution Finance Corporation,” “GE Commercial Distribution Finance,” “GECDF” or “CDF” as evidence of its intent to authenticate a record.

7.6	Severability. If any provision of this Agreement or the Other Agreements or the application thereof is invalid or unenforceable, the remainder of this Agreement and the Other Agreements will not be impaired or affected and will remain binding and enforceable.

7.7	Supplement. This Agreement and all other agreements executed by the parties as of the same date as this Agreement contain the entire agreement among the parties pertaining to the Collateral and for the subject matter described in them and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties, together with the assignment Agreement between CDF and Dealer for financing transactions with eBay, also known as the Star Agreement, and any other document or agreement pertaining to the Collateral, access to the Collateral, the priority of CDF’s liens and security interests in the Collateral or the perfection of CDF’s liens and security interests in the Collateral, shall remain in effect, and this Agreement will neither be deemed a novation nor a termination of any such document agreement, nor will execution of this Agreement be deemed a satisfaction of any obligation secured by such document or agreement

7.8	Binding Effect. Dealer cannot assign its interest in this Agreement without CDF’s prior written consent. CDF may assign or participate CDF’s interest, in whole or in part, without Dealer’s consent. This Agreement will protect and bind CDF’s and Dealer’s respective heirs, representatives, successors and assigns, as the case may be.

7.9	Notices. Except as required by law or as otherwise provided herein, all notices or other communications to be given under this Agreement or under the UCC shall be in writing served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail, first-class postage prepaid or provided for, addressed to Dealer at its chief executive office shown below or to any office to which CDF sends billing statements, or to CDF at its address shown in the preamble hereto, to the attention of its Credit Department, or at such other address designated by such party by notice to the other. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier or two (2) calendar days after deposit in the United States mail except that any notice of change of address shall not be effective until actually received.

7.10	Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer has read and understands this Agreement. Notwithstanding anything herein to the contrary, CDF may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any billing statement, financing statement, authorization to pre-file financing statements, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes.

7.11	Information. Dealer irrevocably authorizes CDF to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to Dealer (including, to the extent permitted by law, any equity holders of Dealer). CDF may provide to any CDF Affiliate or any third parties any financial, credit or other information regarding Dealer that CDF may at any time possess, whether such information was supplied by Dealer to CDF or otherwise obtained by CDF. Further, Dealer irrevocably authorizes and instructs any third parties (including without limitation, any Vendors or customers of Dealer) to provide to CDF any credit, financial or other information regarding Dealer that such third parties may at any time possess, whether such information was supplied by Dealer to such third parties or otherwise obtained by such third parties.

8.	BINDING ARBITRATION

8.1	Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between CDF and Dealer; (c) any act committed by CDF or by any parent company, subsidiary or affiliated company of CDF (the “CDF Companies”), or by any employee, agent, officer or director of a CDF Company whether or not arising within the scope and course of employment or other contractual representation of the CDF Companies provided that such act arises under a relationship, transaction or dealing between CDF and Dealer; and/or (d) any other relationship, transaction or dealing between CDF and Dealer (collectively the “Disputes”), will be subject to and resolved by binding arbitration. Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000) in the aggregate in a court of competent jurisdiction. Service of arbitration claims shall be acceptable if made by U.S. mail or overnight delivery to the address for the party described herein.

8.2

Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of either: (a) The American Arbitration Association (“AAA”); or (b) United States Arbitration & Mediation (“USA&M”). The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all disputes between the parties. The arbitration rules are currently found at www.adr.org for AAA, and at www.usam-midwest.com for USA&M. AAA claims may be filed in any AAA office. Claims filed with USA&M shall be filed in its Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101. All arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. A panel of three arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and attorneys’ fees. The arbitrator(s) will decide if any

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inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

8.3	Hearings. Each party hereby consents to a documentary hearing for all arbitration claims by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing if any party requests an oral hearing within forty (40) days after service of the claim and that party remits the appropriate deposit for fees and arbitrator compensation within ten (10) days of making the request. Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator on documents and such party’s waiver of its request for an oral hearing. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which the designated arbitration association maintains a regional office that is closest to Dealer.

8.4	Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than forty (40) days after the filing and service of a claim for arbitration, the parties in contested cases will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (i) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (ii) the opposing party will be permitted to depose the expert witness(es); (iii) the opposing party will be permitted to designate rebuttal expert witness(es); and (iv) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

8.5	Exemplary or Punitive Damages. The arbitrator(s) will not have the authority to award exemplary or punitive damages.

8.6	Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) will govern all arbitration(s) and confirmation proceedings hereunder.

8.7	Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent CDF’s or Dealer’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive CDF’s or Dealer’s right to compel arbitration of any Dispute.

8.8	Attorneys’ Fees. If either Dealer or CDF brings any other action for judicial relief with respect to any Dispute (other than those set forth in Sections 8.1 or 8.7, the party bringing such action will be liable for and immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or CDF brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action. Additionally, if Dealer sues CDF or institutes any arbitration claim or counterclaim against CDF in which CDF is the prevailing party, Dealer will pay all costs and expenses (including attorneys’ fees) incurred by CDF in the course of defending such action or proceeding.

8.9	Limitations. Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute. Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur and will not resume until the date following the date either party is no longer subject to (i) bankruptcy, (ii) receivership, (iii) any proceeding regarding an assignment for the benefit of creditors, or (iv) any legal proceeding, civil or criminal, which prohibits either party from foreclosing any interest it might have in the collateral of the other party.

8.10	Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

9.	INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALER AND CDF WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. SIMILARLY, IF THIS AGREEMENT OR A PARTICULAR DISPUTE HEREUNDER IS NOT SUBJECT TO ARBITRATION, DEALER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN ILLINOIS AND WAIVES ANY OBJECTION WHICH DEALER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY ACTION OR PROCEEDING IN ANY SUCH COURT.

10.	Governing Law. This Agreement and all Other Agreements have been substantially negotiated and will be substantially performed in the state of Illinois. Accordingly, all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

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THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

This Agreement is dated this     day of             , 2009.

FUSIONSTORM

By:	/s/ Daniel R. Serpico
Daniel R. Serpico
CFO
Tax ID:	88-0382430
Org. ID:	3227845

Dealer’s Chief Executive Office and Principal Place of Business: 124 Grove Street Suite 311 Franklin, MA 02038 GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ David Wolterink
David Wolterink Portfolio Manager

Disclosure Schedule Attached

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Approved by 4: 8/26/09 and 8/28/08